Exhibit 99.1
FOR IMMEDIATE RELEASE

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Darden Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5366

DARDEN ANNOUNCES ACCELERATED STOCK BUYBACK

ORLANDO, Fla., July 31, 2014 - Darden Restaurants, Inc. (NYSE: DRI) today announced that it has entered into agreements with each of Goldman, Sachs & Co. and Wells Fargo Bank, National Association (each, a “Dealer”) to repurchase an aggregate of $500 million of the Company’s common stock under an accelerated stock buyback program (the “ASB transactions”). A portion of the proceeds from the Company’s recently completed Red Lobster transaction will be used to fund the ASB transactions.

Under the agreements, the Company is scheduled to pay an aggregate of $500 million to the Dealers in August 2014 and will receive an initial delivery of approximately 8.6 million shares in October 2014, which represents approximately 80% of the total shares that would be repurchased under the ASB transactions based on current share prices. The total number of shares that the Company ultimately purchases in the ASB transactions will be determined based on the average of the daily volume-weighted average share price of its common stock over the duration of the ASB transactions, less an agreed discount, and is subject to certain adjustments under the agreements.

The agreements contemplate that final settlement is expected to occur in, or prior to, December 2014, although the completion date may be accelerated or, under certain circumstances, extended. At settlement, the Company may be entitled to receive additional shares of its common stock from a Dealer or, under certain circumstances, may be required to deliver shares or make a cash payment (at its option) to a Dealer.

About Darden

Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, the outcome of any legal proceeding that may be instituted against Darden relating to the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.